SUB-ITEM 77C: Submission of matter to a vote of security holders

(a)            Date of meeting and whether it was an annual or special meeting:

	Shareholders Entitled To Vote	Date of Meeting	Annual/Special Meeting
1	Shareholders of the JNAM Guidance – Equity Income Fund	8/31/15	Special
2	Shareholders of the JNL/Franklin Templeton Natural Resources Fund	8/31/15	Special

(b)	Not Applicable

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter:

	Special Meetings Held on August 31, 2015	Affirmative Votes	Votes Against/ Withheld	Abstentions

1	Shareholders of the JNAM Guidance – Equity Income Fund Approval of the Plan of Reorganization for the reorganization of the Fund into the JNL/The Boston Company Equity Income Fund	5,186,247.556	91,646.805	353,509.043

2	Shareholders of the JNL/Franklin Templeton Natural Resources Fund Approval of the Plan of Reorganization for the reorganization of the Fund into the JNL/BlackRock Commodity Securities Strategy Fund, a series of the JNL Series Trust	4,841,315.614	155,494.791	428,166.004

(d)	Not Applicable.